SIENA HOLDINGS, INC.                                                EXHIBIT 99.1

News Release

Siena Holdings, Inc. Approves Reverse Stock Split as Part of a "Going Private" Transaction

DALLAS, TEXAS - - (BUSINESS WIRE) -- June 10, 2003. -- Siena Holdings, Inc. (OTCBB: SIEN) today announced that its Board of Directors has unanimously approved a Reverse Stock Split of the Company's outstanding shares. The Reverse Stock Split is proposed to take the Company private, and is subject to approval by a majority of the Company's shareholders at a special meeting anticipated to be held in late July or early August 2003. Following the Reverse Stock Split, Chairman of the Board and CEO, John P. Kneafsey and Credit Suisse First Boston Corp. would be the only remaining shareholders of Siena Holdings, Inc.

If the Reverse Stock Split is approved, each shareholder will receive one share of New Common Stock in exchange for every 500,000 shares of Existing Common Stock that they currently own. Each shareholder owning less than 500,000 shares of Existing Common Stock will receive for each share of Existing Common Stock cash in the amount of $1.28 plus a non-tradable Contractual Right to receive the residual proceeds from the Termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp. caused by the sale of the Treemont assisted care facility, which Siena Housing Management Corp. manages, provided that this termination of the Management Agreement occurs on or before December 31, 2003.

It is presently estimated that the maximum distribution, if any, pursuant to the Contractual Right will be just under $1 million, or approximately $0.15 per share.

The $1.28 per share cash consideration represents a 22% premium over the $1.05 closing price for Siena's common stock on January 31, 2003, the last day of trading prior to Siena's announcement that it had established a Special Committee of its Board of Directors to explore a "going private" transaction by means of a reverse stock split.

As previously disclosed, the Company's Board of Directors formed a Special Committee, consisting solely of outside independent directors, to explore this "going private" transaction. Charenton Advisors is the independent financial advisor, and provided its fairness opinion, to the Special Committee.

The Reverse Stock Split was unanimously recommended to the Company's full Board of Directors by the Special Committee, and was then unanimously approved by the Board of Directors. The Board of Directors will recommend in the Company's proxy materials, to be filed soon, that all shareholders vote "FOR" the approval of the Reverse Stock Split.

In the interest of providing the full benefit of the sale of the assisted care facility to Siena's shareholders, Siena will issue to its shareholders, as part of the transaction, the Contractual Right, which is a non-tradable right to receive on a fully-diluted, pro-rata basis the residual proceeds, if any, from the termination of the Management Agreement and the resulting liquidation of Siena Housing Management Corp. following the sale of the assisted care facility provided that this termination of the Management Agreement following the sale of the assisted care facility occurs on or before December 31, 2003.

As publicly reported, Treemont has been negotiating and has recently reached an agreement to sell the operations of the assisted care facility, of which it is the owner. If that sale occurs, then the Management Agreement between Siena and Treemont will be terminated, and Siena will be entitled to received a portion of the sale proceeds pursuant to a negotiated formula.

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Siena, at this time, is in no position to assess the likelihood that the sale of the assisted care facility will, in fact, be consummated. The proposed sales agreement has certain significant due diligence, financing and insurance requirements. As a result of these significant requirements, there can be no assurance that the sale transaction will, in fact, close.

As a result of the Reverse Stock Split, the Company will become a privately-held company. Accordingly, upon closing, the registration of the Company's common stock under the Securities Act of 1934, as amended, will terminate.

Commenting on the Reverse Stock Split, Mr. Kneafsey stated he believes, " `going private' by means of a Reverse Stock Split is in the best interests of the Company and all of its shareholders. In today's business and regulatory environment, the costs and other burdens of being a public company far outweigh the benefits for a company the size of Siena Holdings. Also, this transaction will provide a significant premium over our current stock price and provides liquidity for our shareholders."

Statements contained herein that are not purely historical are forward-looking statements within the meaning of Section 27A of Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors. The forward-looking statements are made as of the date of this report and the Company undertakes no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact: Siena Holdings, Inc., W. Joseph Dryer, 972-381-4255.